Exhibit 99.1

       Community Bancorp Inc. Announces Quarterly Cash Dividend

    ESCONDIDO, Calif.--(BUSINESS WIRE)--Aug. 25, 2005--The board of directors of Community Bancorp Inc. (the "Company") (NASDAQ: CMBC), parent company of Community National Bank, declared a quarterly cash dividend of $0.10 (ten cents) per share at its meeting held on August 24, 2005. The third quarter dividend is payable on September 30, 2005, to stockholders of record at the close of business on September 15, 2005.
    On July 21, 2005, the Company announced record earnings of $2.8 million for the quarter ended June 30, 2005. On August 22, 2005, the Company announced the completion of the acquisition of Rancho Bernardo Community Bank. Shareholders of Rancho Bernardo who receive shares of Community Bancorp Inc. stock in exchange for Rancho Bernardo shares will be eligible for the cash dividend of September 30, 2005.

    ABOUT COMMUNITY BANCORP INC.

    Community Bancorp is a bank holding company with $895 million in assets, including the assets of Rancho Bernardo Bank, as of June 30, 2005, with a wholly owned banking subsidiary, Community National Bank, headquartered in Escondido, California. The bank's primary focus is community banking, providing commercial banking services including commercial, real estate and SBA loans to small and medium sized businesses. The bank (including the branch acquired through the Rancho Bernardo acquisition) serves San Diego County and southwest Riverside County with eleven community banking offices in Bonsall, El Cajon, Encinitas, Escondido, Fallbrook, La Mesa, Murrieta, Rancho Bernardo, Santee, Temecula and Vista, and has additional SBA loan production offices that originate loans in California, Arizona, Nevada and Oregon. Information regarding Community Bancorp Inc. and Community National Bank is also available on the Internet at www.comnb.com.

    FORWARD LOOKING STATEMENTS

    Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government (including the Small Business Administration), and general economic conditions. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.


    CONTACT: Community Bancorp Inc.
             Michael J. Perdue, 760-432-1100
             www.comnb.com